Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2020 (March 1, 2021 as to Note 2, 3 and 8) relating to the financial statements of The Brink’s Company, appearing in the Annual Report on Form 10-K of The Brink’s Company for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP
Richmond, Virginia
March 4, 2022